UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 20, 2011

MGP Ingredients, Inc.
(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cray Business Plaza
100 Commercial Street
Box 130
Atchison, Kansas 66002
 (Address of principal executive offices) (Zip Code)

(913) 367-1480
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders

(a)	The annual meeting of stockholders of the Company was held on October 20, 2011.

(b)	(i) At the annual meeting, the following persons were elected to the Board of Directors:

A.
J. Gary Gradinger was elected to the office of Group A Director for a term expiring in 2014 with 11,075,320 common share votes cast for his election, 438,243 votes withheld.  There were 4,813,337 broker non-votes.

B.	Timothy W. Newkirk was elected to the office of Group B Director for a term expiring in 2014 with 423 preferred share votes cast for his election and zero votes withheld; and

C.	Karen Seaberg was elected to the office of Group B Director for a term expiring in 2014 with 423 preferred share votes cast for her election and zero votes withheld.

In addition, the terms of John Speirs, Linda E. Miller and Daryl R. Schaller, Ph.D. as Group A Directors continued after the annual meeting and the terms of Michael Braude, Cloud L. Cray, Jr. and John Byom as Group B Directors continued after the annual meeting.

(ii)   At the annual meeting, shareholders ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the transition period ending December 31, 2011 with 16,104,453 votes in favor, 151,364 votes against, and 71,104 abstaining.  There were no broker non-votes.

(iii)  At the annual meeting, shareholders approved, on an advisory basis, the compensation of the Company’s named executive officers with 10,674,239 votes for, 486,032 votes against, 353,292 abstaining.  In addition, there were 4,813,337 broker non-votes.

(iv) At the annual meeting, shareholders approved, on an advisory basis, the frequency of the advisory stockholder vote on compensation of the Company’s named executive officers as being one year with 10,229,851 votes.  There were 110,784 votes for every two years, 820,704 votes for every three years, 352,134 abstained, and there were 4,813,337 broker non-votes.

(d)
The Company will include a shareholder vote on the compensation of executives in its proxy materials annually until the next required vote on the frequency of shareholder votes on the compensation of executives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: October 26, 2011	By:	/s/ Tim Newkirk
Tim Newkirk, President and Chief Executive Officer